UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 7, 2018

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Stony Hill Road Suite 200 Yardley, Pennsylvania	19067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure Bradford Barton

On May 7, 2018, in connection with the closing (the “Closing”) of the previously announced asset sale transaction between Alliqua BioMedical, Inc. (the “Company”) and Celularity, Inc., Bradford Barton ceased employment as Chief Operating Officer of the Company.

In connection with the foregoing, on May 7, 2018, the Company and Mr. Barton entered into a general release and severance agreement (the “Barton Separation Agreement”), which becomes effective on May 15, 2018. Pursuant to the Barton Separation Agreement, Mr. Barton will release the Company from any and all claims. In consideration of the Barton Separation Agreement and his general release of claims, Mr. Barton is entitled to (i) his 2017 performance bonus in the amount of  $118,310.40 (less applicable taxes and other withholdings), (ii) severance pay in an amount equal to his base salary for twelve (12) months, less applicable taxes and other withholdings, payable in a lump sum payment on or before the thirtieth (30th) day following May 7, 2018, (iii) for a period of twelve (12) months or until Mr. Barton becomes eligible for comparable employer sponsored health plan benefits, whichever is sooner, all health plan benefits to which Mr. Barton was entitled prior to the separation date under any such benefit plans or arrangements maintained by the Company in which Mr. Barton participated, which benefits shall be determined and paid in accordance with the Company’s plans or arrangements and shall be provided pursuant to COBRA with the relative costs therefor being paid by the Company and Mr. Barton in the same proportion as existed while Mr. Barton was an active employee of the Company and (iv) the stock options and restricted stock previously granted to Mr. Barton: (1) became fully and immediately vested upon May 7, 2018, and (2) the stock options shall remain exercisable for two (2) years following May 7, 2018, or, if sooner, until the end of the applicable stock option’s term.

The foregoing description of the Barton Separation Agreement is qualified in its entirety by the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Departure of Pellegrino Pionati

On May 7, 2018, in connection with the Closing, Pellegrino Pionati ceased employment as Chief Strategy and Marketing Officer of the Company.

In connection with the foregoing, on May 7, 2018, the Company and Mr. Pionati entered into a general release and severance agreement (the “Pionati Separation Agreement”), which becomes effective on May 15, 2018. Pursuant to the Pionati Separation Agreement, Mr. Pionati will release the Company from any and all claims. In consideration of the Pionati Separation Agreement and his general release of claims, Mr. Pionati is entitled to (i) his 2017 performance bonus in the amount of  $118,310.40 (less applicable taxes and other withholdings), (ii) severance pay in an amount equal to his base salary for twelve (12) months, less applicable taxes and other withholdings, payable in a lump sum payment on or before the thirtieth (30th) day following May 7, 2018, (iii) for a period of twelve (12) months or until Mr. Pionati becomes eligible for comparable employer sponsored health plan benefits, whichever is sooner, all health plan benefits to which Mr. Pionati was entitled prior to the separation date under any such benefit plans or arrangements maintained by the Company in which Mr. Pionati participated, which benefits shall be determined and paid in accordance with the Company’s plans or arrangements and shall be provided pursuant to COBRA with the relative costs therefor being paid by the Company and Mr. Pionati in the same proportion as existed while Mr. Pionati was an active employee of the Company and (iv) the stock options and restricted stock previously granted to Mr. Pionati: (1) became fully and immediately vested upon May 7, 2018, and (2) the stock options shall remain exercisable for two (2) years following May 7, 2018, or, if sooner, until the end of the applicable stock option’s term.

The foregoing description of the Pionati Separation Agreement is qualified in its entirety by the full text of the Separation Agreement, which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description
10.1	General Release and Severance Agreement, dated May 7, 2018, by and between Alliqua BioMedical, Inc. and Bradford Barton.

10.2	General Release and Severance Agreement, dated May 7, 2018, by and between Alliqua BioMedical, Inc. and Pellegrino Pionati.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: May 11, 2018	By:	/s/ Joseph Warusz
Name: Joseph Warusz
Title: Chief Financial Officer